Exhibit 10.29

AWARD LETTER

Dear                        :

It is a great pleasure to advise you, on behalf of Phibro Animal Health Corporation (the “Company”), that you have been granted, pursuant to the 2008 Incentive Plan of the Company (the “Plan”), the Option described below. This Option will become effective upon your return to the Corporate Secretary of the Company of this Award Letter signed by you on or before                              .

Date of Grant:	Expiration Date:

Total Option Shares:	Option Price (per share):

Exercise/Vesting:	Earliest date on which Option can be exercised	Number of shares

The Grant Date

No Common Shares may be purchased hereunder unless the Optionee shall have remained in the continuous employment or other service of the Company or an affiliate up to and including the specified date shown above from the Grant Date. Unless earlier terminated, this Option shall expire if and to the extent it is not exercised on or prior to the Expiration Date.

Type of Option:	☐ ISO	☒ Non-Qualified

The Option granted hereunder is granted pursuant to the provisions of the Plan and the accompanying Stock Option Agreement, the receipt of a copy of which Optionee hereby acknowledges. Optionee is advised to consult his or her personal tax advisors with regard to all tax consequences arising with respect to this Option.

The Company believes that the existence, kind and amount of an individual’s Award is a matter to be held in the strictest confidence. No one within the Company except Optionee, his manager, the Company’s Senior Executive Officers, the Corporate Secretary and the Human Resources Department of the Company is to have access to this information. If Optionee has been shown to have revealed the existence, kind or amount of his or her Award to others (other than Optionee’s spouse and legal, financial and tax advisors), or if Optionee has inquired about another’s Award, Optionee will be subject to discipline, including termination of the Optionee’s Award.

PHIBRO ANIMAL HEALTH CORPORATION

By:

Agreed and Accepted:

Optionee,

PHIBRO ANIMAL HEALTH CORPORATION

2008 INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of this                                        (the “Grant Date”), by and between Phibro Animal Health Corporation, a New York corporation (the “Company”), and you (the “Optionee”) sets forth the terms and conditions of an Award granted to the Optionee under the Phibro Animal Health Corporation 2008 Incentive Plan (the “Plan”).

W I T N E S S E T H:

Pursuant to the Plan, the Company desires to grant to the Optionee, and the Optionee desires to accept, an option to purchase the Company’s common shares, par value $0.0001 per share (“Common Shares”), upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Grant.   The Company hereby grants to the Optionee an option (the “Option”) to purchase such number of Common Shares, at the purchase price per share, in each case, set forth in an award letter dated the date hereof delivered to Optionee together with this Agreement (the “Award Letter”). Whether or not this Option is intended to qualify as an “incentive stock option” (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent permissible by law, shall be indicated in the Award Letter.

2.             Restrictions on Exercisability.   Except as otherwise provided herein or in the Plan or in an employment or other agreement between the Optionee and the Company or its affiliates, this Option shall become exercisable in accordance with the schedule shown in the Award Letter based upon the Optionee’s continuous employment or other service with the Company or its affiliates following the Grant Date. No Common Shares may be purchased hereunder unless the Optionee shall have remained in the continuous employment or other service of the Company or an affiliate up to and including the specified date shown in the Award Letter from the Grant Date. Unless earlier terminated, this Option shall expire if and to the extent it is not exercised on or prior to the tenth anniversary of the Grant Date (the “Expiration Date”).

3.             Exercise and Payment.   The Option may be exercised in whole or in part in accordance with the schedule shown in the Award Letter by delivering to the Company a written notice of such exercise specifying the number of Common Shares that the Optionee has elected to acquire and payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any tax withholding obligations with respect to the exercise (unless other arrangements acceptable to the Company are made for the satisfaction of such withholding obligation) and/or by delivering to the Corporate Secretary of the Company other Common Shares of the Company as herein provided.

(a)           Forms of Consideration Authorized.   Except as otherwise provided below, payment of the aggregate exercise price for the number of Common Shares for which the Option is being exercised shall be made (i) in cash or by bank or certified check, (ii) if permitted by the Company and subject to

Section 3(b)(i) below, by tender to the Company, or attestation to the ownership, of whole Common Shares owned by the Optionee (in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof) having a Fair Market Value not less than the aggregate exercise price applicable to that portion of the Option being exercised by the delivery of such shares, (iii) by means of a Cashless Exercise, as defined in Section 3(b)(ii) below, (iv) by means of a Net Exercise, as defined in Section 3(b)(iii), or (v) by any combination of the foregoing.

(b)           Limitations on Forms of Consideration.

(i) Tender of Common Shares.   Notwithstanding the foregoing, the Option may not be exercised by tender to the Company, or attestation to the ownership, of Common Shares to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. In addition, the Option may not be exercised by tender to the Company, or attestation to the ownership, of Common Shares unless such shares have been owned by the Optionee for more than six (6) months (or such other period, if any, required by the Company) and have not been used for another option exercise by attestation during such period. The Fair Market Value of the Common Shares tendered as consideration for the exercise of such Option shall be determined as of the date immediately preceding the date upon which the Option is exercised, or as may be required in order to comply with or to conform to the requirements of any applicable laws or regulations. Restricted stock (i.e., unregistered securities) shall be valued as if it were not subject to restrictions on transfer or possibilities of forfeiture. If shares of restricted stock are utilized as consideration for the exercise of an Option, the number of shares issued upon the exercise of such Option equal to the value of shares of restricted stock utilized as consideration therefore shall be subject to the same restrictions as the restricted stock so utilized.

(ii) Cashless Exercise.   A “Cashless Exercise” means the delivery of a properly executed notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Common Shares acquired upon the exercise of the Option pursuant to a program or procedure approved by the Company and in accordance with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System. The Cashless Exercise program is available only if, at the time of exercise, the offer and sale of Common Shares pursuant to the Plan is, with respect to Cashless Exercise in the United States, registered on a then effective registration statement on Form S-8 under the Securities Act of 1933, as amended. The Company reserves the right, in the Company’s sole and absolute discretion, at any and all times to establish, decline to approve or terminate any such program or procedure, including with respect to the Optionee notwithstanding that such program or procedures may be available to others.

(iii) Net Exercise.   A “Net Exercise” means a procedure by which the Optionee will be issued a number of whole Common Shares upon the exercise of an Option determined in accordance with the following formula:

N = X(A-B)/A, where:

N = the number of Common Shares to be issued to the Optionee upon exercise of the Option;

X = the total number of Common Shares with respect to which the Optionee has elected to exercise the Option;

A = the Fair Market Value of one (1) Common Share determined on the exercise date; and

B = the exercise price per share (as defined in the applicable Award Letter).

The Company reserves the right, in the Company’s sole and absolute discretion, at any and all times, to establish, decline to approve or terminate any such program or procedure, including with respect to the Optionee notwithstanding that such program or procedures may be available to others.

4.             Rights as Shareholder.   No Common Shares shall be sold or delivered hereunder until full payment for such shares has been made. The Optionee shall have no rights as a shareholder with respect to any shares covered by this Option until a certificate for such shares is issued to the Optionee. Except as otherwise provided herein or in the Plan, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

5.             Nontransferability.   The Option is not assignable or transferable except upon the Optionee’s death to a Beneficiary or, if no Beneficiary shall survive the Optionee, pursuant to Optionee’s will or the laws of descent and distribution. During an Optionee’s lifetime, this Option may be exercised only by the Optionee.

6.             Termination of Employment or other Service

(a)           Disability or Death.   Except as otherwise provided in an employment or other agreement between the Optionee and the Company or its affiliates, if the Optionee’s employment or other service with the Company and its affiliates terminates due to optionee’s death or Disability, then: (i) that portion of this Option that is not exercisable on the date of termination shall immediately terminate, and (ii) subject to Section 6(b) below, that portion of this Option that is exercisable on the date of termination shall remain exercisable, but only to the extent exercisable on the date of termination, by the Optionee (or the Optionee’s designated beneficiary or legal representative) until the Expiration Date and, to the extent not exercised during such period, shall immediately terminate thereafter.

For purposes of this Agreement, “Disability” shall mean, unless otherwise defined in an employment or other agreement between the Optionee and the Company or its affiliates (in which case, such meaning shall apply), the inability of an Optionee to perform the customary duties of his or her employment or other service for the Company or its affiliates by reason of a physical or mental incapacity which is expected to result in death or to be of indefinite duration.

(b)          Termination for Cause or at a Time when Cause Exists.   If the Optionee’s employment or other service is terminated by the Company or an affiliate for Cause (as defined below), which in the determination of the Committee justifies termination of this Option, or if, at the time of the Optionee’s termination, grounds for a termination for such Cause exist, then this Option (whether or not then exercisable) shall immediately terminate and cease to be exercisable.

For purposes of this Agreement, “Cause” shall mean either (or both) of (1) the Optionee’s dishonesty, fraud, intentional mistrepresentation, insubordination, willful misconduct, failure to perform services, unsatisfactory performance of services, or material breach of the Company’s policies or code of conduct or any written agreement between the Optionee and the Company or any of its affiliates, and (2) in the case where there is an employment or consulting agreement between the Optionee and the Company or an affiliate at the time of grant which defines “cause” (or words of like import), the meaning ascribed to such term under such agreement. Cause shall be determined by the Company.

(c)          Other Termination.   Except as otherwise provided in an employment or other agreement between the Optionee and the Company or its affiliates, if the Optionee’s employment or other service with the Company and its affiliates terminates for any reason not covered by Section 6(a) or 6(b) above, then: (i) that portion of this Option that is not exercisable on the date of termination shall immediately terminate, and (ii) subject to Section 6(b) above, that portion of this Option that is exercisable on the date of termination shall remain exercisable, but only to the extent exercisable on the date of termination, by the Optionee until the Expiration Date and, to the extent not exercised during such period, shall immediately terminate thereafter.

7.             Cancellation of Option.     Notwithstanding anything herein to the contrary, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict this Option at any time if the Optionee is not in compliance with all material applicable provisions of this Agreement or the Plan, or if the Optionee engages in a Detrimental Activity. Upon exercise of the Option, if requested by the Company, the Optionee shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of this Agreement and the Plan and has not engaged in any Detrimental Activity. In the event the Optionee engages in any Detrimental Activity prior to or after any exercise, payment, delivery, receipt or settlement, such exercise, payment, delivery, receipt or settlement may be rescinded within two (2) years thereafter. In the event of any such rescission, the Optionee shall pay to the Company, in the form of Company Common Shares, the amount of any gain realized as a result of the rescinded exercise, payment, delivery, receipt or settlement, in such manner and on such terms and conditions as may be required. In the event the Optionee engages in any Detrimental Activity prior to or after any exercise of this Option and sale or other disposition of securities acquired upon such exercise, the amount of any gain realized as a result of such sale or other disposition, in such manner and on such terms and conditions as may be required. In any such situation, the Company and its affiliates shall be entitled to set off against the amount of any such gain, any amount owed to the Optionee by the Company or its affiliates.

For purposes of this Agreement, “Detrimental Activity” shall mean any of the following, unless authorized or consented to in writing by the Company: (1) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company or its affiliates, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company or its affiliates, at any time during Optionee’s employment with or service to the Company or within twelve (12) months thereafter, (2) the disclosure to anyone outside the Company or its affiliates, or the use in other than the Company’s or its affiliates’ business, of any confidential information or material relating to the business of the Company or its affiliates, acquired by the Optionee either during or after employment or other service with the Company or its affiliates, (3) the failure or refusal to disclose promptly and to assign to the Company or its affiliates all right, title and interest in any invention or idea, patentable or not, made or conceived by the Optionee during employment by or other service with the Company or its affiliates, relating in any manner to the actual or anticipated business, research or development work of the Company or its affiliates or the failure or refusal to do anything reasonably necessary to enable the Company or its affiliates to secure a patent where appropriate in the United States and in other countries insofar as any matter referred to in this clause (3) violates any obligation of the Optionee to the Company or its affiliates, including but not limited to, any obligation or agreement under a proprietary information, invention assignment, or non-competition or other agreement of the Optionee with or for the benefit of the Company or an affiliate, (4) any attempt directly or indirectly to induce any employee of the Company or its affiliates to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier, partner, licensor or licensee of the Company or an affiliate, (5) the material breach of any non-competition, non-solicitation, confidentiality or other written agreement between the Optionee and the Company or any of its affiliates, or (6) the making of any disparaging, derogatory or defamatory remarks about the Company or any of its affiliates, or products, business practices or activities; provided nothing contained in clause (6) is intended to prohibit Optionee from providing truthful information about Optionee’s employment or the Company’s or an affiliate’s business practices to any governmental entity or regulatory or self-regulatory agency upon written request thereof.

8.             Corporation’s Right of First Refusal

(a)           Exercise of Right.   If Optionee desires to sell all or any part of the shares acquired under this Option including any securities received in respect thereof pursuant to any stock dividend, stock split, reclassification, reorganization, recapitalization and the like (“Option Shares”), and an offeror (the “Offeror”) has made an offer therefor, which offer Optionee desires to accept, Optionee shall, prior to accepting any offer or making any commitment with respect to such Option Shares: (i) obtain in writing an irrevocable and unconditional bona fide offer (the “Bona Fide Offer”) for the purchase thereof from the Offeror; and (ii) give written notice (the “Option Notice”) to the Company setting forth his or her desire to sell such shares, which Option Notice shall be accompanied by a photocopy of the original executed Bona Fide Offer and shall set forth at least the name and address of the Offeror and the price and terms of the Bona Fide Offer. Upon receipt of the Option Notice, the Company shall have the first and prior right to purchase, and an assignable option to purchase, any or all of such Option Shares specified in the Option Notice, such option to be exercisable by giving, within 30 days after receipt of the Option Notice, a written counter-notice to Optionee. If the Company elects to purchase any or all of such Option Shares, it shall be obligated to purchase, and Optionee shall be obligated to sell to the Company, such Option Shares at the price and terms indicated in the Bona Fide Offer within 60 days from the date of receipt by the Company of the Option Notice.

(b)    Sale of Option Shares to Offeror.   Optionee may sell, pursuant to the terms of the Bona Fide Offer, any or all of such Option Shares not purchased or agreed to be purchased by the Company for 60 days after the expiration of the 30-day period during which the Company may give the aforesaid counter-notice; provided, however, that Optionee shall not sell such Option Shares to the Offeror if the Offeror is a competitor of the Company and the Company gives written notice to Optionee, within 30 days of its receipt of the Option Notice, stating that Optionee shall not sell his Option Shares to the Offeror; and provided, further, that prior to the sale of such Option Shares to the Offeror, the Offeror shall execute an agreement with the Company pursuant to which the Offeror agrees to be subject to the restrictions set forth in this Section 8. If any or all of such Option Shares are not sold pursuant to a Bona Fide Offer within the time permitted above, the unsold Option Shares shall remain subject to the terms of this Section 8.

(c)     Adjustments for Changes in Capital Structure.   If there shall be any change in the Common Shares of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination or exchange or shares, or the like, the restrictions contained in this Section 8 shall apply with equal force to additional and/or substitute securities, if any, received by Optionee in exchange for, or by virtue of his or her ownership of, Option Shares.

(d)    Expiration of Corporation’s Right of First Refusal.   The refusal rights of the Company set forth above shall remain in effect with respect to the sale or other disposition of Option Shares by the Optionee unless both of the following shall occur, at which time such sale or other disposition (but only such sale or other disposition) in accordance with the Option Notice may be made free of such refusal rights pursuant to Section 8(b):

(i)           the amount of Option Shares to be sold, together with all sales of Common Shares of the Company sold for the account of such person within the preceding three (3) months, shall not exceed the greater of the average weekly reported volume of trading in such shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association, or reported pursuant to an effective transaction reporting plan or an effective national market system plan, in each case during the four calendar weeks preceding the date of delivery to the Company of the Option Notice; and

(ii)          the aggregate amount of Option Shares to be sold by all optionees under the Plan, together with all sales of Common Shares of the Company sold for the account of all such persons within the preceding three (3) months, shall not be greater than two (2) times the amount determined in accordance with clause (i) of this Section 8(d).

9.             Company’s Right to Repurchase

(a)	Rights of Repurchase. If any of the events specified in Section 9(b) below occur (a “Triggering Event”), then:

(i)	with respect to Option Shares acquired upon exercise of this Option prior to the occurrence of such event, within 60 days after the Company receives actual knowledge of the event, and

(ii)	with respect to Option Shares acquired upon exercise of the Option after the occurrence of such event, within 60 days following the later of the date of such exercise or the date the Company received actual knowledge of such event

(in either case, the “Repurchase Period”), the Company shall have the option, but not the obligation, to repurchase all, but not a portion of, the Option Shares from Optionee, or his or her legal representatives, as the case may be (the “Repurchase Option”). The Repurchase Option shall be exercisable by the Company by giving Optionee, or his or her legal representative, written notice of its intention to exercise the Repurchase Option on or before the last day of the Repurchase Period, and, together with such notice, tendering to Optionee, or his or her legal representative, (a) with respect to Triggering Events set forth in (b)(i) and (ii) below, an amount equal to the higher of the Option Price or the Fair Market Value of the shares and (b) with respect to Triggering Events set forth in (b)(iii) below, an amount equal to the Option Price. The Company may, in exercising the Repurchase Option, designate one or more nominees to purchase the shares either within or without the Company. Upon timely exercise of the Repurchase Option in the manner provided in this Section 9(a), Optionee, or his or her legal representative, shall deliver to the Company the stock certificate or certificates representing the shares being repurchased, duly endorsed and free and clear of any and all liens, charges and encumbrances. If shares are not purchased under the Repurchase Option, Optionee and his or her successor in interest, if any, will hold any such shares in his or her possession subject to all of the provisions of this Agreement.

(b)    Repurchase Option Triggering Events.    The Company shall have the right to exercise the Repurchase Option in the event that any of the following shall occur (each a “Triggering Event”):

(i)           Prior to a Public Offering, the receivership, bankruptcy or other creditor’s proceeding regarding Optionee or the taking of any of Optionee’s shares acquired upon exercise of the Option by legal process, such as a levy of execution;

(ii)          Prior to a Public Offering, distribution of shares held by Optionee to his or her spouse as such spouse’s joint or community interest pursuant to a decree of dissolution, operation of law, divorce, property settlement agreement or for any other reason, except as may be otherwise permitted by the Company;

(iii)         The termination of Optionee’s employment by or service with the Company for Cause or at a time when Cause exists (as defined in Section 6(b) hereof); or Optionee shall commit or do or cause to be committed or done, directly or indirectly, any of the Detrimental Activities.

10.            Failure to Deliver Option Shares.   In the event Optionee fails or refuses to deliver on a timely basis duly endorsed certificates representing Option Shares to be sold to the Company pursuant to this Agreement, the Company shall have the right to deposit the purchase price for the Option Shares in a special account with any bank or trust company in the State of New York, giving notice of such deposit to Optionee, whereupon such Option Shares shall be deemed to have been purchased by the Company. All such monies shall be held by the bank or trust company for the benefit of Optionee. All monies deposited with the bank or trust company but remaining unclaimed for two (2) years after the date of deposit shall be repaid by the bank or trust company to the Company on demand, and Optionee shall thereafter look only to the Company for payment. The Company may place a legend on any stock certificates delivered to Optionee reflecting the restrictions on transfer provided in this Agreement.

11.             Early Disposition.   If this Option is intended to qualify as an ISO, as set forth in the Award Letter: Optionee agrees to notify the Company in writing immediately after Optionee makes a “Disqualifying Disposition” of the Option Shares received pursuant to the exercise of this Option. A “Disqualifying Disposition” is any disposition (including any sale) of such shares issued upon exercise of an ISO before the later of (a) two years after the Grant Date or (b) one year after the date Optionee acquired Option Shares by exercising this Option. If Optionee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter. Optionee also agrees to provide the Company with any information which it shall request concerning any such disposition. Optionee acknowledges that he or she will forfeit the favorable income tax treatment otherwise available with respect to the exercise of this Option, if an ISO, if he or she makes a Disqualifying Disposition of the stock received upon exercise of this Option.

12.             Withholding Taxes.   If the Company in its discretion determines that it is obligated to withhold tax with respect to a Disqualifying Disposition (as defined in Section 11) of stock received by Optionee on exercise of this Option, Optionee hereby agrees that the Company may withhold from Optionee’s wages the appropriate amount of federal, state and local withholding taxes attributable to such Disqualifying Disposition. If any portion of the Option is treated as an option that is not an ISO, Optionee hereby agrees that the Company may withhold from Optionee’s wages that appropriate amount of federal, state and local withholding taxes attributable to Optionee’s exercise of such non-ISO Option. If the Company in its discretion determines that it is obligated to withhold tax with respect to a transfer by Optionee of this Option, Optionee hereby agrees that the Company may withhold from Optionee’s wages the appropriate amount of federal, state and local withholding taxes attributable to such transfer. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such wages, or (with respect to compensation income attributable to the exercise of this Option) in kind from the Option Shares otherwise deliverable to Optionee on exercise of this Option having a Fair Market Value equal to the amount of such income tax withholding obligations (or so much thereof as shall not be paid by the Optionee in connection with such exercise). Optionee further agrees that, if the Company does not withhold an amount from Optionee’s wages and/or the Option Shares sufficient to satisfy the Company’s withholding obligation, Optionee will pay or reimburse the Company on demand, in cash (including by means of a Cashless Exercise program), if available), for the amount underwithheld.

13.           Securities Restrictions.   This Option shall not be exercisable for such period as may be required to comply with the Federal securities laws, state “blue sky” laws or any applicable securities exchange and any other law or regulation applicable to the exercise of this Option, and the Company shall not be obligated to issue or deliver Common Shares hereunder if the issuance or delivery of such shares would constitute a violation of any law or any regulation of any governmental authority or applicable securities exchange.

14.           No Employment or Other Service Rights.   Nothing in this Agreement shall confer the Optionee any right to continue in the employment or other service of the Company or its affiliates, or in any way interfere with the right of the Company or its affiliates to terminate the employment or other service of the Optionee at any time.

15.           Provisions of the Plan.   The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges that he or she received a copy of the Plan prior to the execution of this Agreement.

16.           Miscellaneous.   This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement, together with the Award Letter and the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PHIBRO ANIMAL HEALTH CORPORATION

By:
Name:
Title:

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